UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

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Proxy Talking Points: Invesco Capital Development Fund
On December 1, 2011, Invesco filed prospectus stickers announcing the proposed fund merger. The information below lists the proposed merger and general information.
The information in this document can be found in the definitive proxy statement dated January 18, 2012.

Target Fund	Acquiring Fund
Invesco Capital Development Fund	Invesco Van Kampen Mid Cap Growth Fund
Board Considerations in Approving the Reorganization
In evaluating the reorganization, the Board considered a number of factors including:
•	Investment objectives, policies and restrictions

•	Portfolio management

•	Portfolio composition

•	The comparative short-term and long-term investment performance

•	The current expense ratios and expense structures, including contractual investment advisory fees

•	The expected federal income tax consequences to the Funds, including any impact on capital loss carry forwards

•	Relative asset size and net purchase (redemption) trends
Comparison of Investment Objectives
The Acquiring Fund and the Target Funds have similar investment objectives, as described below.

Target Funds	Acquiring Fund
Invesco Capital Development Fund	Invesco Van Kampen Mid Cap Growth Fund
The Fund’s investment objective is long-term growth of capital.	The Fund’s investment objective is to seek capital growth.

For Invesco Internal Use Only
To be used for telephone discussion. Not to be faxed, mailed or sent electronically to any audience.

Proxy Talking Points: Invesco Capital Development Fund
Comparison of Principal Investment Strategies
The investment strategies of the Acquiring Fund and the Target Funds are similar.
     The following section compares the principal investment strategies of the Target Fund with the principal investment strategies of the Acquiring Fund and highlights any key differences. In addition to the principal investment strategies described below, each Fund is also subject to certain additional investment policies and limitations, which are described in each Fund’s prospectus and SAI. The cover page of this Proxy Statement/Prospectus describes how you can obtain copies of these documents. A comparison of the principal risks associated with the Funds’ investment strategies is described below under “Comparison of Principal Risks of Investing in the Funds.”
     Investment Strategies. The investment strategies of the Target Fund and the Acquiring Fund are similar, in that each Fund invests primarily in equity securities of mid-capitalization issuers. The Acquiring Fund, however, generally has greater exposure to real estate investment trusts (“REITs”) and may purchase and sell options, futures contracts, and options on futures contracts as part of its principal investment strategy. The Acquiring Fund seeks to achieve its investment objective by investing primarily in equity securities of medium-sized companies that are considered to have strong earnings growth. The Acquiring Fund has a policy to invest, under normal circumstances, at least 80% of net assets (including any borrowings for investment purposes) in securities of medium-sized companies at the time of investment. The Target Fund seeks to achieve its investment objective by investing primarily in equity securities of mid-capitalization issuers. The Target Fund’s portfolio generally contains issuers with characteristics of consistent growth and earnings acceleration. Under current market conditions, both Funds define medium-sized companies by reference to those companies represented in the Russell Midcap® Index (which consists of companies in the capitalization range of approximately $202 million to $19 billion as of October 31, 2011).
     The Funds have the same portfolio management team and utilize the same investment process. For each Fund, the Adviser uses a bottom-up stock selection process designed to seek returns in excess of the benchmark as well as a disciplined portfolio construction process designed to manage risk. To narrow the investment universe, the Adviser uses a holistic approach that emphasizes fundamental research and, to a lesser extent, includes quantitative analysis. The Adviser then closely examines company fundamentals, including detailed modeling of all of a company’s financial statements and discussions with company management teams, suppliers, distributors, competitors, and customers. The Adviser uses a variety of valuation techniques based on the company in question, the industry in which the company operates, the stage of the business cycle, and other factors that best reflect a company’s value. The Adviser seeks to invest in companies with solid management teams, sound business models, strong financial health, attractive growth outlooks, and compelling valuations levels. The Adviser considers whether to sell a particular security when a company hits the price target, a company’s fundamentals deteriorate, or the catalysts for growth are no longer present or reflected in the stock price.
Comparison of Principal Investment Strategies
The principal risks of the Target Fund and the Acquiring Fund are similar. However, only the Target Fund has initial public offering (IPO) risk as a principal risk. Further, only the Acquiring Fund may invest in futures and options as part of its principal investment strategies and, therefore, is subject to counterparty risk, derivatives risk, leverage risk, and REIT risk/real estate risk.
Principal Risks: Foreign Securities Risk, Growth Investing Risk, Management Risk, Market Risk, Small- and Mid-Capitalization Risks, Initial Public Offerings (IPO) Risk, Counterparty Risk, Derivatives Risk, Leverage Risk, and REIT Risk/Real Estate Risk.

For Invesco Internal Use Only
To be used for telephone discussion. Not to be faxed, mailed or sent electronically to any audience.

Proxy Talking Points: Invesco Capital Development Fund
Portfolio Management

Target Funds	Acquiring Fund
Invesco Capital Development Fund	Invesco Van Kampen Mid Cap Growth Fund
James Leach	James Leach
Historical Performance
The table below compares the performance history of the Acquiring Fund’s oldest share class to the performance history of the comparable class of the Target Fund as of September 30, 2010. Since inception performance is only provided for share classes with less than 10 years of performance history.
Average Annual Total Returns*

Target Funds	1 Year	5 Years	10 Years
Invesco Van Kampen Mid Cap Growth Fund (Acquiring Fund) — Class A (inception date: 12/17/1995)
Return Before Taxes	(12.13)%	1.60%	5.82%
Return After Taxes on Distributions	(12.13)%	1.06%	5.49%
Return After Taxes on Distributions and Sale of Fund Shares	(7.88)%	1.33%	5.08%
Invesco Capital Development Fund (Target Fund) — Class A (inception date: 06/17/1996)[1]
Return Before Taxes	(10.64)%	(3.44)%	3.47%
Return After Taxes on Distributions	(10.64)%	(4.17)%	2.71%
Return After Taxes on Distributions and Sale of Fund Shares	(6.92)%	(2.92)%	2.97%

*	The above total return figures reflect the maximum front-end sales charge (load) of 5.50% applicable to Class A shares.

1.	The returns shown for periods prior to June 1, 2010, are those of the Class A shares of a predecessor fund that was advised by Van Kampen Asset Management and was reorganized into the Acquiring Fund on June 1, 2010. The returns shown for periods after June 1, 2010, are those of the Acquiring Fund. The returns of the Acquiring Fund are different from the predecessor fund as they had different expenses and sales charges.
     After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.
Fund Assets
As of October 31, 2011, Invesco Capital Development Fund had net assets of approximately $637,745,534, compared to net assets of Invesco Van Kampen Mid Cap Growth Fund of approximately $1,468,806,381.

For Invesco Internal Use Only
To be used for telephone discussion. Not to be faxed, mailed or sent electronically to any audience.

Proxy Talking Points: Invesco Capital Development Fund
Expenses
The table below provides a summary comparison of the expenses of each Target Fund and the Acquiring Fund, as well as estimated expenses on a pro forma basis giving effect to the proposed Reorganizations. The pro forma expense ratios show projected estimated expenses but actual expenses may be greater or less than those shown.

Expense Table*
			Combined Pro
Current			Forma
	Target Funds	Acquiring Fund
			Target Fund +
			Acquiring Fund
			(assumes
	Capital	Van Kampen	Reorganization
	Development	Mid Cap Growth	is completed)
	Class A	Class A	Class A
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.68%	0.69%	0.68%
Distribution and Service (12b-1) Fees	0.25%	0.25%	0.25%
Other Expenses	0.35%	0.35%	0.35%
Total Annual Fund Operating Expenses	1.28%	1.29%	1.28%

*	Expense ratios reflect annual fund operating expenses for the most recent fiscal year (as disclosed in the Funds’ current prospectuses) of the Target Fund (October 31, 2011) and the Acquiring Fund (April 30, 2011). Pro forma numbers are estimated as if the Reorganization had been completed as of May 1, 2010 and do not include the estimated costs of the Reorganization. The Target Fund will not bear any Reorganization costs. For more information on the costs of the Reorganization to be borne by the Funds, see “Costs of the Reorganization” below.
Tax Implications
The Reorganization is designed to qualify as a tax-free reorganization for federal income tax purposes.
Shareholders not wishing to participate in the reorganization
Shareholders may redeem their shares prior to the consummation of the reorganization. If they redeem their shares, they will incur any applicable deferred sales charge, and if they hold shares in a taxable account, they will recognize a taxable gain or loss based on the difference between their tax basis in the shares and the amount they receive for them.
Comparison of purchase and redemption procedures, distribution policies and exchange policies
The sales charges, sales charge exemptions, distribution and servicing arrangements, purchase and redemption procedures, and exchange policies for each class of the Target Funds are generally similar to those of the corresponding class of the Acquiring Fund.
For fund specific questions related to this reorganization, please contact the Product Manager, George Holland, at (713) 214-2101.

For Invesco Internal Use Only
To be used for telephone discussion. Not to be faxed, mailed or sent electronically to any audience.